UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 28, 2006
Date of Report (Date of earliest event reported)
ALPHATRADE.COM
(Exact name of registrant as specified in its charter)

NEVADA	000-25631	98-0211652

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

SUITE 1820 - 1111 WEST GEORGIA ST, VANCOUVER BC	V6E 4M3

(Address of principal executive offices)	(Zip Code)
(604) 681-7503
Registrant’s telephone number, including area code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

                On November 29, 2006 Alphatrade.com (the “Company”) entered into an Associate Sponsorship Agreement (the “Agreement”) with Kenny Bernstein Racing, Inc., a Texas corporation (“KBR”; the Company and KBR shall collectively be referred to as the “Parties”). Under the terms of the Agreement, the Company will provide financial sponsorship (the “Sponsorship Fee”) for the Funny Car race vehicle (the “Race Car”) owned by KBR and a race team affiliated with KBR entered in the year 2007, 2008 and 2009 National Hot Rod Association national events, with the term of the Agreement commencing on the date of the Agreement and continuing through December 31, 2009 (the “Term”). The Race Car is designated as the “Monster Energy/Lucas Oil Funny Car,” owned and operated by KBR and driven by Kenny Bernstein. Furthermore, pursuant to the terms of the Agreement, KBR granted the Company an associate sponsorship and promotional rights (the “Sponsorship Rights”) for Mr. Bernstein as the driver of the Race Car, Race Team, Race Cars and Support Vehicles, as defined in the Agreement. The Sponsorship Rights include, but are not limited to, the following:

• Kenny Bernstein providing promotional services and personal appearances as required under Agreement; in particular during the Term of the Agreement, Mr. Bernstein agreed to be available for up to 10 personal appearances per year at events scheduled by the Company;

• The Race Car displaying the Company’s logo in 4 locations to be mutually determined by the Parties;

• The Budweiser/Lucas Oil Top Fuel Dragster displaying the Company’s logo in 2 locations to be mutually determined by the Parties;

• The Company having the right to Mr. Bernstein’s personal appearances described in Section 4 of the Agreement;

• The Company having the right to advertise and promote its sponsorship of KBR and Mr. Bernstein under the terms of the Agreement;

• KBR including the Company’s name, trading symbol and its Websites in all press releases issued by the Race Team and KBR;

• The Company having the right to advertise and promote its sponsorship of KBR and Mr. Bernstein on the Company’s websites, www.alphatrade.com and www.alphatradefn.com (collectively the “Websites”) under the terms of the Agreement;

• The Company having an ability to give away, sell and manufacture merchandise associated with KBR and Mr. Bernstein provided that the Company complies with the limitations set forth in the Agreement; and

• Other rights as more fully set forth in the Agreement

Also under the Agreement, the Company secured an option to renew the Agreement on the same terms and conditions contained in it with the exception of the Sponsorship Fee, provided that KBR will propose to the Company, in writing, the cost of the Sponsorship Fee on or before March 1, 2009, and the Company will have the right to exercise said option, by giving KBR written notice thereof on or before April 15, 2009. Furthermore, the Parties agreed that in the event that Monster Energy Drink or Lucas Oil do not renew their sponsorships with KBR, or in the event their sponsorships terminate on the Race Car, KBR shall give the Company the first option to purchase those rights on terms and conditions similar to what Monster Energy/Lucas Oil would then have with KBR, with the exception of the Sponsorship Fee. The Company would have 30 days after receiving such proposal within which to accept and enter into a contract with KBR.

In addition the Agreement provides for certain competitive product and service protections restricting KBR’s ability to promote any product competitive to the products and services or antithetical or incompatible with the products or services of the Company that are currently being marketed or promoted by the Company.

Furthermore, the Agreement contains standard termination provisions associated with (i) the rights of Mr. Bernstein to retire from the business of Funny Car drag racing, (ii) any material breach by either of the Parties, (iii) moral turpitude violations, and as would be required under an applicable law or regulation.

Item 9.01 Financial Statements and Exhibits.

       (d)  Exhibits

       Exhibit No.       Description of Exhibits

10.1                     Associate Sponsorship Agreement dated November 28, 2006 entered into by and between Alphatrade.com and Kenny Bernstein Racing, Inc. (Filed herewith) *

 _______________________________________

*The confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATRADE.COM
Date: December 4, 2006	By:	/s/ Penny Perfect
Penny Perfect
President